Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Teresa Cotton

Miller Petroleum, Inc. (Mill.PK)

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerpetroleum.com

Miller Petroleum Finalizes Drilling Contract With Atlas Energy Resources

Huntsville, TN- November 10, 2008- Miller Petroleum, Inc. announced today that it had finalized a drilling contract with Atlas Energy Resources, LLC. This is a two year agreement that will utilize two Miller drilling rigs operating in the East Tennessee area of the Appalachian Basin.

Miller CEO Scott M. Boruff commented that, “This contract solidifies our relationship with Atlas who is one of the premier energy companies operating in our region. We look forward to working closely with Ron Huff, President of Atlas Energy TN, and his local team. One vertical rig has already been mobilized to the site and has commenced drilling operations. We anticipate mobilization of a horizontal rig for Atlas by the first of the year. This is the initiation of our plans to expand our contract drilling operations and keeps Miller on track with its ambitious business plans.”

About Miller Petroleum

Miller Petroleum, Inc. is an oil and natural gas exploration, production and drilling company operating primarily in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin. Company chairman Deloy Miller has a successful track record spanning more than forty years in this Basin’s oil and gas industry. Since 1967, Miller Petroleum has drilled or serviced over 5200 wells. This experience has positioned Miller as one of Tennessee’s premier energy companies.

About Atlas

Atlas Energy Resources, LLC develops and produces domestic natural gas and oil and is one of the largest independent energy producers in the Eastern United States. Atlas Energy sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the development of its acreage. For more information, visit the Company’s web site at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Forward Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Miller Petroleum, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Miller’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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